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EXECUTIVE OFFICES

MUELLER
INDUSTRIES, INC.

June 3, 1994

Quantum Fund N.V.
c/o Mr. Gary Gladstein
Soros Fund Management
888 Seventh Avenue, Suite 3300
New York, New York 10106

Dear Sirs:

Mueller Industries, Inc. (the "Company") and Quantum Fund N.V. ("Quantum") are parties to a Standstill Agreement, dated July 1, 1993, which, among other things, prohibits Quantum from offering or selling common stock of the Company prior to December 31, 1994, except with the prior written consent of the Company's Chairman of the Board and Chief Executive Officer. Our consent has been requested to permit Quantum to sell 924,875 shares of the Company's common stock to the Company at a price of $28.00 per share (the "Repurchase"). By this letter, Harvey L. Karp hereby confirms that he is Chairman of the Board and William O'Hagan hereby confirms that he is Chief Executive Officer, of the Company and that the Board of Directors of the Company has unanimously approved our consenting to, and we hereby consent to, the Repurchase as contemplated by such Standstill Agreement.

In connection with the Repurchase, the Company and Quantum hereby agree that such Standstill Agreement is terminated and of no further effect as of the date of this letter agreement.

Sincerely,

/s/ Harvey L. Karp             /s/ William O'Hagan
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Harvey L. Karp                 William O'Hagan
Chairman                       Chief Executive Officer


Agreed as of the
date set forth above:


QUANTUM FUND N.V.


By: /s/ Sean C. Warren
   ---------------------
        Sean C. Warren
      Attorney-in-fact

MUELLER INDUSTRIES, INC.


By: /s/ Harvey L. Karp
   ------------------------
        Harvey L. Karp
        Chairman


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